AMENDMENT NUMBER ONE

to the

POOLING AND SERVICING AGREEMENT

Dated as of April 1, 2007

among

BEAR STEARNS ASSET BACKED SECURITIES I LLC,
as Depositor,

EMC MORTGAGE CORPORATION,
as Seller and Master Servicer,

and

LASALLE BANK NATIONAL ASSOCIATION,
as Trustee

This AMENDMENT NUMBER ONE is made and entered into this 13th day of July, 2007, by and among BEAR STEARNS ASSET BACKED SECURITIES I LLC, a Delaware limited liability company, as depositor (the “Depositor”), EMC MORTGAGE CORPORATION, a Delaware corporation, as seller (in such capacity, the “Seller”) and as master servicer (in such capacity, the “Master Servicer ”), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”), in connection with the Pooling and Servicing Agreement,  dated as of April 1, 2007, among the above-mentioned parties (the “Agreement”), and the issuance of Bear Stearns Asset Backed Securities I Trust 2007-HE4, Asset-Backed Certificates, Series 2007-HE4. This amendment is made pursuant to Section 11.01 of the Agreement. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

1.  This Amendment is effected pursuant to Section 11.01 of the Agreement.

2.  Section 3.23 of the Agreement is hereby amended in its entirety to read as follows:

(a)  The Master Servicer or any subservicer and/or the Trustee on behalf of the Trust Fund, in each case, with the consent of the Master Servicer in the case of the Trustee or any subservicer and, in each case, with notice to the Rating Agencies, is hereby authorized to enter into a facility (the “Advancing Facility”) with any Person which provides that such Person (an “Advancing Person”) may fund or finance Advances and/or Servicing Advances to the Trust Fund under this Agreement, although no such facility shall reduce or otherwise affect the Master Servicer’s or any subservicer’s obligation to fund such Advances and/or Servicing Advances. If the Master Servicer or any subservicer enters into such an Advancing Facility pursuant to this Section 3.23, upon reasonable request of the Advancing Person, the Trustee shall execute a letter of acknowledgment, confirming its receipt of notice of the existence of such Advancing Facility. An Advancing Person whose obligations hereunder are limited to the funding of Advances and/or Servicing Advances shall not be required to meet the qualifications of a Master Servicer or a subservicer pursuant to Section 8.02 hereof and will not be deemed to be a subservicer under this Agreement.

(b)  If an Advancing Facility is entered into, then the Master Servicer or the subservicer, as the case may be, shall be required to remit amounts withdrawn from the Protected Account  under Section 4.02(a)(ii), Section 4.02(a)(iii) and Section 4.02(a)(v) to reimburse the Advancing Person for Advances and Servicing Advances. If the Master Servicer or subservicer, as the case may be, fails to withdraw such reimbursement amounts from the Protected Account and remit them to the Advancing Person, upon the request of the Advancing Person in writing, the Trustee is hereby authorized to, and shall, pay to the Advancing Person, reimbursements for Advances and Servicing Advances from the Distribution Account to the same extent the Master Servicer or the subservicer, as the case may be, would have been permitted to reimburse itself for such Advances and/or Servicing Advances in accordance with Section 4.02(a)(ii), Section 4.02(a)(iii) or Section 4.02(a)(v), as the case may be, had the Master Servicer or the subservicer, as the case may be, itself funded such Advance or Servicing Advance. To be entitled to reimbursement in this manner, the Advancing Person must provide the Trustee with notice acknowledged by the Master Servicer or any subservicer, as appropriate, that such Advancing Person is entitled to reimbursement, specifying the amount of the reimbursement, the Section of this Agreement that permits the applicable Advance or Servicing Advance to be reimbursed and the section(s) of the Advancing Facility that entitle the Advancing Person to request reimbursement from the Trustee, rather than the Master Servicer or any subservicer, as appropriate, and include the Master Servicer’s or such subservicer’s, as appropriate, acknowledgment thereto or proof of an Event of Default under the Advancing Facility. The Trustee shall have no duty or liability with respect to any calculation of any reimbursement to be paid to an Advancing Person and shall be entitled to rely without independent investigation on the Advancing Person’s notice provided pursuant to this Section 3.23. The Trustee is hereby authorized to pay directly to the Advancing Person such portion of the Servicing Fee as the parties to any advancing facility agree.

(c)  All Advances and Servicing Advances made pursuant to the terms of this Agreement shall be deemed made and shall be reimbursed on a “first in-first out” (FIFO) basis.

(d)  Any amendment to this Section 3.23 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advancing Facility as described generally in this Section 3.23, including amendments to add provisions relating to a Successor Master Servicer, may be entered into by the Trustee and the Master Servicer without the consent of any Certificateholder, notwithstanding anything to the contrary in this Agreement.

3.           Conditions Precedent to this Amendment.  The following conditions precedent to the effectiveness of this Amendment have been fulfilled:

(A)  The Opinion of Counsel required by Section 11.01 of the Agreement has been received by the Trustee.

6.  This Amendment is subject to the terms of the Agreement as modified and supplemented herein.  The Agreement continues in full force and effect as modified herein and provided therein.

The undersigned have executed this Amendment of the date hereof.

BEAR STEARNS ASSET BACKED SECURITIES I LLC, as Depositor

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

EMC MORTGAGE CORPORATION as Seller and Master Servicer

By:	/s/ Gail Andrews
Name:	Gail Andrews
Title:	Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Rita Lopez
Name:	Rita Lopez
Title:	Vice President